Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between David Norris (“Executive”) and Tree.com, Inc., a corporation (the “Company”), and is effective as of February 7, 2012 (the “Effective Date”).

WHEREAS, Executive is employed by the Company at will, and he was previously employed pursuant to the terms of that certain Employment Agreement, dated as of June 30, 2008, between Executive and the Company, as subsequently amended by Amendment No. 1, dated December 3, 2009, and Amendment No. 2 dated May 10, 2010 (collectively, the “Prior Agreement”), which expired by its terms on June 30, 2011; and

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions;

WHEREAS, the Company is party to an Asset Purchase Agreement by and among the Company, Home Loan Center, Inc. (“HLC”), Lending Tree, LLC and HLC Escrow, Inc. and Discover Bank (“Discover”) dated May 12, 2011, as amended February 7, 2012 and as may be further amended from time to time (the “APA”), pursuant to which the operational assets of LendingTree Loans will be sold to Discover or an affiliate of Discover (collectively, “DFS”);

WHEREAS, Executive has, with permission of the Company, accepted an at will offer of employment with DFS as of the date hereof (the “DFS Offer Letter”) for employment commencing upon the closing date of the transactions contemplated by the APA (“Closing); and

WHEREAS, this Agreement has been approved by the Compensation Committee of the Board of Directors of the Company.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1.             EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as President, Home Loan Center.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, Executive shall report directly to the Chief Executive Officer of the Company or any officer designated by him (hereinafter referred to as the “Reporting Officer”).  Executive shall have such powers and duties with respect to the Company or its affiliates as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with Company policies applicable to all employees of the Company and its subsidiaries and/or affiliates, as well as Company policies (or the policies of such other businesses for which Executive has direct or indirect responsibility under this Agreement) as in effect from time to time.  Executive’s principal place of employment shall be the principal offices of Home Loan Center, Inc., located in Irvine, California; provided, however, that travel to the

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Company’s other offices in Charlotte or Irvine may occasionally be required.  Executive acknowledges that the Company may, in its sole discretion from time to time, change the Executive’s responsibilities or his or her direct / indirect reports without any effect hereunder.

2.             TERM.  The term of this Agreement, which shall commence on the Effective Date, shall continue until and including the earlier to occur of (a) July 31, 2012 and (b) the Closing (the “Term”), unless terminated earlier as set forth in the Standard Terms and Conditions; provided, that certain provisions herein may specify a greater period of effectiveness.

3.             COMPENSATION.

(a)           BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $400,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time), or such higher salary as shall be agreed to in writing by Executive and the Company from time to time.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)           EQUITY INCENTIVES.  During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive a discretionary equity incentives, including but not limited to restricted stock unit awards and/or stock options, which incentives shall be granted to Executive at the time the Company normally grants such incentives generally and otherwise in accordance with applicable policies, practices, terms, and conditions (including but not limited to vesting requirements), and provided further, that Executive is employed by the Company on the date such incentives are awarded.  Notwithstanding the foregoing and anything to the contrary in this Agreement or any other agreement pursuant to which Executive has received or shall receive in the future awards of equity from the Company, Executive shall become immediately 100% vested in such equity awards upon the occurrence of a “Change in Control” (as such term is defined below).

(c)           DISCRETIONARY BONUS.  During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive a discretionary annual bonus in an amount determined by the Reporting Officer, which bonus shall be payable to Executive at the time the Company pays year-end bonuses generally and otherwise in accordance with applicable policies and practices, provided, that Executive is employed by Company on the date such bonuses are paid.

(d)           BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

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(i)            Reimbursement for Business Expenses.  During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees and in accordance with applicable policies as in effect from time to time.

(ii)           Vacation and other Paid Time Off.  During the period that Executive is employed with the Company hereunder, Executive shall be entitled to paid vacation and other paid time off each year, in accordance with applicable plans, policies, programs and practices applicable to similarly situated employees generally.

4.             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (of if receipt is refused by the recipient, when so refused):

If to the Company:	Tree.com, Inc. 11115 Rushmore Drive Charlotte, NC 28277 Attention: Senior Vice President, Human Resources

If to Executive:	At the most recent address for Executive on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5.             GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to its principles of conflicts of laws.  Any such dispute will be heard exclusively and determined before an appropriate federal court located in the State of California in the Central District, Southern Division, or, if not maintainable therein, then in an appropriate state court located in Orange County, California, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.  Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

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6.             COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.             STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Executive Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Executive Standard Terms and Conditions attached hereto, taken as a whole.

8.             SECTION 409A OF THE INTERNAL REVENUE CODE.  It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”) and shall be interpreted and operated consistently with that intent.  Notwithstanding the foregoing, if this Agreement or any benefit paid to Executive hereunder is subject to Section 409A and if the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six (6) month period beginning on the date of a termination of employment hereunder shall be delayed during such six (6) month period and shall commence immediately following the end of such six (6) month period (and, if applicable, the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly).  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.  For purposes of this Agreement, the terms “termination,” “termination of employment” and “resignation” (and variations thereof) shall mean Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A, applying the default terms thereof.

9.             This Agreement supersedes all prior agreements, whether written or oral, of the Executive and the Company (and its subsidiaries) with respect to the subject matter contained herein or therein, including without limitation the Prior Agreement and the Preliminary Terms of the Separation Agreement Between Dave Norris and Tree.com of July 21, 2011.

[Signature Page follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement as of the date first set forth above.

Company:
Tree.com, Inc.

By:
Title:

Executive:

By: David Norris

Signature Page to Norris Employment Agreement

EXECUTIVE STANDARD TERMS AND CONDITIONS

1A.          TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)           DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any Other Accrued Obligations (as defined in Section 1A(e) below).

(b)           DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4 of the Employment Agreement), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Other Accrued Obligations (as defined in Section 1(e) below).

(c)           TERMINATION FOR CAUSE.  Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Other Accrued Obligations (as defined in Section 1(e) below).  As used herein, “Cause” shall mean:  (i) the Executive’s plea of guilty or nolo contendere to, or conviction for, the commission of (A) a felony offense, or (B) a misdemeanor offense involving any breach of trust or fiduciary duty by Executive or involving any moral turpitude; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2A hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a material violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest.

(d)           TERMINATION OR BREACH BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EXECUTIVE FOR GOOD REASON.  Upon (i) termination of Executive’s employment with the Company prior to the expiration of the Term by the Company without Cause (other than for death or Disability) or (ii) upon Executive’s resignation prior to the expiration of the Term for “Good Reason” (as defined

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herein) (either such termination or resignation, a “Qualifying Termination”), the Company shall pay Executive the amounts described in subsections (i) and (ii) below.

(i)            An amount equal to all Other Accrued Obligations within thirty (30) days following Executive’s Qualifying Termination.

(ii)           An amount equal to Executive’s then-current Base Salary, payable as set forth below (the “Salary Continuation Payments”); provided that, payment of the Salary Continuation Payments shall be conditioned on Executive’s execution and non-revocation before the Payment Date of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates (a “Release of Claims”), and Executive’s compliance with the restrictive covenants set forth in Section 2A of these Executive Terms and Conditions.   Subject to satisfaction of these conditions, the Salary Continuation Payments shall be made in installments on the Company’s regularly scheduled paydays over the one (1) year period following the date of Executive’s Qualifying Termination; provided that the first payment shall be made on the 60th day following the date of Executive’s Qualifying Termination and shall include the amount of all payments that would have been made up to and including such 60th day but for this proviso.

Notwithstanding the foregoing, if Executive obtains other employment or is otherwise compensated for services during the period in which he is receiving Salary Continuation Payments (the “Severance Period”), the Company’s obligation to make future payments to Executive under subsection (ii) above shall be offset against any compensation earned by Executive as a result of employment with or services provided to a third party.  Executive agrees to inform the Company promptly of his employment status and any amounts so earned during the Severance Period.  Executive acknowledges and agrees that the payments described in subsection (ii) above constitute good and valuable consideration for such Release of Claims.

For purposes of this Agreement, “Good Reason” shall be deemed to exist if (A) any Good Reason Event occurs without the Executive’s approval, (B) the Executive delivers written notice thereof to the Board within ninety (90) days following the occurrence thereof, which notice describes the grounds constituting Good Reason with reasonable particularity and states that unless cured in accordance with clause (C), the Executive intends to resign for Good Reason, (C) the Company fails to cure the same in all material respects within thirty (30) days following the Board’s receipt of such notice; and (D) Executive resigns within one (1) year following the occurrence of the Good Reason Event. “Good Reason Event” shall mean (i) a material breach by the Company of this Agreement prior to the expiration of the Term or (ii) the purchase of a mortgage company and placement by the Company of a person other than Executive in charge of the combined mortgage company.

(e)           OTHER ACCRUED OBLIGATIONS.  As used in this Agreement, “Other Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary or Bonus through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any,

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and (iii) any reimbursements that Executive is entitled to receive under Section 3(d) of the Agreement.

(f)            QUALIFYING TERMINATION WITHIN ONE YEAR FOLLOWING CHANGE IN CONTROL. If Executive experiences a Qualifying Termination within the one-year period following a Change in Control, the Company shall pay Executive the amounts described in subsections (i) and (ii) below.

(i)            An amount equal to all Other Accrued Obligations within thirty (30) days following Executive’s Qualifying Termination.

(ii)           An amount equal to the Salary Continuation Payments; provided that, payment of the Salary Continuation Payments shall be conditioned on Executive’s execution and non-revocation before the Payment Date of a Release of Claims and Executive’s compliance with the restrictive covenants set forth in Section 2A of these Executive Terms and Conditions.   Subject to satisfaction of these conditions, the Salary Continuation Payments shall be made in installments on the Company’s regularly scheduled paydays over the one (1) year period following the date of Executive’s Qualifying Termination; provided that the first payment shall be made on the 60th day following the date of Executive’s Qualifying Termination and shall include the amount of all payments that would have been made up to and including such 60th day but for this proviso.

No amounts payable to Executive pursuant to this subsection (f) shall be subject to the mitigation or offset provisions described in Section 1A(d) of these Executive Terms and Conditions.

(g)           TERMINATION OF EXECUTIVE’S EMPLOYMENT UPON CLOSING.  Executive’s employment by the Company will terminate at Closing.  Subject to the conditions set forth herein, Executive will receive the following benefits as a result of Closing:

(i)            Closing Bonus.  At Closing, Executive shall receive $800,000.   Executive understands that Section 1A(d) of these Executive Standard Terms and Conditions provides that this payment, which is contingent upon and earned by Executive as a result of employment with or services to DFS, will fully offset the Salary Continuation Payments described in Section 1A(d) of these Executive Standard Terms and Conditions.

(ii)           Restricted Stock Units.  All of Executive’s then unvested restricted stock unit awards will be canceled.  Notwithstanding anything in the Agreement, any restricted stock unit award or any compensation plan of the Company to the contrary, vesting will not accelerate for any such restricted stock unit awards.

(iii)          2012 Bonus.  Executive will receive any unpaid bonus he is entitled to for any completed quarter prior to Closing and a prorated portion of any bonus he would be entitled to for the quarter during which Closing occurs, based on performance through Closing.  All such bonus payments shall be determined by the Compensation Committee of the Board of Directors and paid within ten (10) business days following Closing.

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(iv)          Further Payments.

A.            Executive shall receive $150,000 within five (5) business days following the satisfaction of each of the following conditions (for the avoidance of doubt, up to $300,000 in the aggregate, with $150,000 paid for each condition, regardless of satisfaction of the other condition):

(1)           (i) All of HLC’s warehouse lines are paid off in full within ninety (90) days following Closing, (ii) if, within ninety (90) days after Closing, HLC makes a cash dividend to Tree.com, Inc. of $20 million or more, or (iii) within ninety (90) days following Closing, HLC is permitted to make cash dividends to Tree.com, Inc. without restriction from HLC’s warehouse lenders.

(2)           HLC has received proceeds from the sale of loans recorded on the Company’s balance sheet as held for sale (other than impaired loans) at Closing (“Loans Held for Sale”), which proceeds shall cause a Premium Discount Percent (as hereafter defined) of 0.0% or greater.  The Premium Discount Percent shall be equal to a fraction, the numerator of which is the sum of (a) the Servicing Release Premium, plus (b) Premium/Discount on Loans, plus (c) Discount/Premium Points achieved on the sale of the Loans Held for Sale, minus the principal value of any Loans Held for Sale not sold, and the denominator of which is the principal balance of all Loans Held for Sale at Closing.

B.            Executive shall receive an amount equal to $100,000 multiplied by a fraction, (x) the numerator of which is the Premium Discount Percent achieved on the Loans Held for Sale, or if the Premium Discount Percent is negative, zero, and (y) the denominator of which is HLC’s weighted average Premium Discount Percent achieved for all loans sold during the six calendar months through the end of the calendar month that precedes Closing; provided that the amount payable under this subclause B shall not exceed $100,000.  Payment under this subclause B shall be made within thirty (30) days after the first date (the “Trigger Date”) when both (x) the aggregate unpaid balance of all remaining Loans Held for Sale by HLC is reduced below five percent (5%) of the aggregate outstanding loan balance under HLC’s warehouse lines as of Closing and (y) the carrying value of all remaining Loans Held for Sale, giving effect to the HLC’s “mark to market” adjustments, is at least seventy seven and one-half percent (77.5%) of the carrying value of such remaining Loans Held for Sale as of Closing.  No further payments shall be due under this subclause B with respect to sales of Loans Held for Sale that occur following the Trigger Date.

C.            If conditions (1) through (3) stated below are satisfied, then Executive shall receive, in lieu of the payment under subclause B above, a fixed payment of $200,000, payable within thirty (30) days following the Trigger Date:

(1)           An amount of Loans Held for Sale as of Closing are sold within five (5) business days following Closing, or delivered for review pursuant to a committed for sale within five (5) business days following Closing and subsequently accepted for sale and sold pursuant to such commitment within ninety (90) days following Closing, such that the Trigger Date conditions are satisfied;

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(2)           all derivative hedging positions associated with the Loans Held for Sale that are so sold are either transferred with such Loans Held for Sale or settled without continuing liability to HLC or any affiliate; and

(3)           the aggregate proceeds from such sales of Loans Held for Sale and settlements of derivative positions (taking into account both in-the-money and out-of the money settlements) equals or exceeds the aggregate “par” value of the Loans Held for Sale that are so sold.

D.            Executive shall receive $125,000 within five (5) business days following the first anniversary of Closing, provided he has been continuously employed by DFS through the first anniversary of Closing, or, if his employment has theretofore been terminated for any reason, he has at all time through the first anniversary of Closing been in compliance with the Non-solicitation Agreement.

E.            For the avoidance of doubt, and based upon the current provisions of the APA that provide for an outside Closing Date of July 6, 2012, the parties intend that the calculation and payment of amounts set forth in Sections 1A(g)(iv)(A)- 1A(g)(iv)(C) will be made and completed on or prior to December 31, 2012.

F.             No payments set forth in this 1A(g) shall be made if Closing does not occur or if Executive’s employment with the Company is terminated prior to Closing.   In either such case, the provisions of the Agreement (exclusive of this Section 1A(g)) shall instead be operative.

G.            No payments set forth in this Section 1A(g)(iv) shall be made if Executive has not, for any reason, satisfied DFS’s standard preconditions of employment and commenced such employment immediately following Closing.  If both those conditions are not satisfied, and so long as Executive remains employed by the Company at Closing and does not become employed by DFS immediately following Closing, Executive shall instead receive payment of any Other Accrued Obligations as of Closing and no further amounts under the Agreement or otherwise.

H.            It is anticipated that Executive will not commit any material time or assistance in connection with the sale of HLC loans following Closing.

I.             Each payment herein is conditioned on Executive’s execution and non-revocation of a Release of Claims, and Executive’s compliance with the restrictive covenants set forth in Section 2A of these Standard Terms and Conditions at the time such payment is due.  Executive acknowledges and agrees that the payments described in Section 1A(g) above constitute good and valuable consideration for such releases.

(v)           Provided Closing occurs on or before July 6, 2012, Executive agrees (A) not to revoke his acceptance of the DFS Offer Letter prior to Closing, and (B) to commence employment with DFS upon Closing, unless Executive is prevented from doing so by death or disability or is not permitted by DFS to commence employment for any reason or no reason (it being understood that under the APA, Closing is deemed to occur at 11:59 p.m. Los Angeles

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time on the date of Closing, so Executive would be expected to first perform services for DFS on the day following Closing).

(vi)          HLC shall reimburse Executive for $25,000 in legal fees and other expenses incurred in connection with this Agreement.

(h)           NON-GOOD REASON RESIGNATION FOLLOWING CHANGE IN CONTROL.  Notwithstanding anything to the contrary in this Agreement, if Executive resigns his employment within ninety (90) days following the consummation of any “Hostile Change in Control” (as such term is defined below), then the Company shall pay Executive the following amounts:

(i)            An amount equal to the Other Accrued Obligations within thirty (30) days following such resignation.

(ii)           An amount equal to the Salary Continuation Payments; provided that, payment of the Salary Continuation Payments shall be conditioned on Executive’s execution and non-revocation before the Payment Date of a Release of Claims and Executive’s compliance with the restrictive covenants set forth in Section 2A of these Executive Terms and Conditions.   Subject to satisfaction of these conditions, the Salary Continuation Payments shall be made in installments on the Company’s regularly scheduled paydays over the one (1) year period following the date of Executive’s Qualifying Termination; provided that the first payment shall be made on the 60th day following the date of Executive’s Qualifying Termination and shall include the amount of all payments that would have been made up to and including such 60th day but for this proviso.

(iii)          For the purposes of this Amendment, a “Hostile Change of Control” means a transaction or series of transactions that results in any Person acquiring beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s then Outstanding Voting Securities without the approval of the Company’s Board of Directors.

The transactions contemplated by the APA shall not be deemed a Change in Control or a Hostile Change in Control.

2A.          CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates

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for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.  For purposes of this Agreement, “Confidential Information” shall not include any information that is now or hereafter becomes known to the public or otherwise is in the public domain other than through Executive’s fault, breach, disclosure, or other act of Executive.

This Section 2A(a) shall not apply to disclosures of Confidential Information properly made by Executive in the course of his employment with DFS.

(b)           NON-COMPETITION.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Section 2A(b), (i) a “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or planned to provide during Executive’s employment hereunder such Similar Products; (ii) “Similar Products” means any products or services that are the same (or substantially the same) as any of the (A) types of products or services that the online loan origination, online loan brokerage, or online real estate brokerage businesses of Home Loan Center, Inc., LendingTree and/or the Company or (B) significant types of products or services that any other business for which Executive has direct or indirect responsibility hereunder, in each case, provides, has provided or planned to provide during Executive’s employment hereunder; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

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Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.  Executive acknowledges that Executive’s covenants under this Section 2A(b) are a material inducement to the Company’s entering into this Agreement.

(c)           NON-SOLICITATION OF EMPLOYEES.  Concurrently with the execution of this Agreement, Executive shall execute the form of non-solicitation agreement attached hereto as Exhibit A (the “Non-solicitation Agreement”).  The Non-solicitation Agreement will be assigned to Discover or an affiliate of Discover (collectively, “DFS”) at Closing and Executive will no longer have any obligations thereunder to the Company (except as set forth in Section 1A(g)(iv)(d)).

(d)           NON-SOLICITATION OF CUSTOMERS.  During Executive’s employment hereunder and for a period of twelve (12) months thereafter, Executive shall not solicit any Customers of the Company or encourage (regardless of who initiates the contact) any such Customers to use the facilities or services of any competitor of the Company, using Trade Secrets of the Company.  For the purposes of this subsection, “Customers” means any persons or entities that purchased products or services from the Company, that were identified as active leads or that had submitted a loan application within twelve (12) calendar months of the termination of Executive’s employment.  For the purposes of this subsection, “Trade Secrets” means the Company’s lists of Customers, the Company’s price quotations and proprietary pricing formulas, and any other formula, pattern, compilation, program, device, method, technique or process that:  (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

This Section 2A(d) shall not apply to solicitations of Customers properly made by Executive in the course of his employment with DFS.

(e)           PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his or her obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or

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following the period of employment, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company (or any other Company business for which Executive has direct or indirect responsibility during his or her employment hereunder), or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation. Executive shall, both during and after the Tem’, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)            COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures applicable to all employees of the Company and its subsidiaries and/or affiliates, as well as Company policies (or the policies of such other businesses for which Executive has direct or indirect responsibility under this Agreement) as they may exist from time to time.

(g)           SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2A shall, to the extent provided in this Section 2A, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 2A is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.  Section 2A(g) of the Agreement shall be waived in case of a change in control of Company that results in the dismissal of Executive without cause.  For purposes of this Amendment, a “Change in Control’ means

(i)            the acquisition, by any means, by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Person”), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of Tree.com representing more than 50% of the voting power of the then outstanding equity securities of Tree.com entitled to vote generally in the election of directors or managing members (as applicable) of the entity (“Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any

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acquisition by any employee benefit plan (or trust related to such employee benefit plan) sponsored or maintained by Tree.com or any corporation controlled by Tree.com or (2) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii) of this definition; or

(ii)           the consummation of a reorganization, merger or consolidation or sale or other disposition, directly or indirectly or all or substantially all of the assets of Tree.com or the purchase of assets or stock or another entity (a “Business Combination”) in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, managing members or other required persons (as applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Tree.com or all or substantially all of the assets of Tree.com either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the outstanding voting securities, and (B) no Person, any employee benefit plan (or related trust) of Tree.com or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then Outstanding Voting Securities of such entity except to the extent that such ownership of Tree.com existed prior to the Business Combination; or

(iii)          the approval by the members, stockholders or other required persons (as applicable) of Tree.com or a complete liquidation or dissolution of Tree.com.

3A.          TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.  Executive hereby represents and warrants that by entering into this Agreement, Executive will not rescind or otherwise breach an employment agreement or other agreement with Executive’s current employer prior to the natural expiration date of such agreement.

4A.          ASSIGNMENT; SUCCESSORS.  Without limiting the provisions of Section 2A(d) of this Agreement, the parties agree that this Agreement is personal in its nature and that none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or

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Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

5A.          WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6A.          HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof’ shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7A.          REMEDIES FOR BREACH.  Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section lA of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2A of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2A, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2A, which may be pursued by or available to the Company.

8A.          WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

9A.          SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

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10A.       INDEMNIFICATION.  The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1A(c) of this Standard Terms and Conditions.

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EXHIBIT A

NON-SOLICITATION AGREEMENT

THIS NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into on February 7, 2012 by and between Tree.com, Inc. (the “Company”), on the one hand, and David Norris, (“Executive”), an individual, on the other hand, with reference to the following:

WHEREAS, in consideration of the Company’s entry into Executive’s Employment Agreement dated as of even date herewith, and as a condition thereof, Executive is entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Non-Solicitation.  Executive agrees that while employed by the Company, and as a result of Executive’s position with the Company, Executive has acquired and will continue to acquire specialized knowledge regarding the Company’ employees.  Therefore, Executive agrees that during Executive’s employment with the Company and for a period of one (1) year after Executive’s separation of employment from the Company, Executive will not, directly or indirectly, solicit any person who is engaged as an employee, agent, or independent contractor by the Company (or its affiliates) to terminate his or her employment or engagement with the Company for any reason.

2.             Authorization to Notify New Employers.  Executive hereby authorizes the Company to notify any of Executive’s actual or prospective future employers about Executive’s rights and obligations under this Agreement.

3.             General.

3.1          Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) when received by facsimile transmission, and (c) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as indicated below or to such other address as such party may indicate by a written notice delivered to the other party:

If to the Company:

Tree.com, Inc.

11115 Rushmore Drive

Charlotte, NC 28277

Attention:  Senior Vice President, Human Resources

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If to Executive:

Fax:

3.2          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Executive shall not assign its rights or delegate its obligations under this Agreement.  The Company may assign this Agreement to Discover Financial Services or an affiliate thereof.

3.3          Entire Agreement; Amendments; Waivers.  This Agreement contains the entire understanding of the parties with regard to the subject matter contained herein, and supersedes all other prior agreements, understandings, term sheets, or letters of intent between or among them.  Any term or provision of this Agreement may be amended only by a written instrument signed by all the parties.  No failure or delay by the Company to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies available at law or in equity.

3.4          Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of the laws of any other state.  Each party hereby irrevocably and unconditionally agrees to the exclusive jurisdiction of any state or federal court located in Los Angeles, California for any actions, suits or proceedings arising out of or relating to this Agreement, and hereby waives in advance any objection or defense to any such jurisdiction, including any defense based on lack of personal jurisdiction or forum non conveniens.  Executive agrees that any breach of Section 1 of this Agreement by Executive will cause irreparable and immediate damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent such breach, and without proving the inadequacy of money damages to the extent permitted by the applicable rules of civil procedure.  In the event that a court issues a temporary restraining order, preliminary injunction, permanent injunction, or issues any other similar order enjoining Executive from breaching this Agreement, or awards the Company any damages due to Executive’s breach of this Agreement, Executive agrees that as part of that relief Executive shall be responsible to reimburse the Company for all reasonable attorneys’ fees incurred by the Company in connection with obtaining such equitable relief or damages.

3.5          Construction; Severability.  In case any one or more of the provisions contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.  This Agreement shall be construed without regard to any

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presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

3.6          Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by facsimile or e-mail with scan attachment shall be as effective as delivery of a manually executed counterpart of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Tree.com, Inc.

By:
Name:
Title:

EXECUTIVE

By:
Name: David Norris

Signature Page to Norris Non-Solicitation Agreement